                                  UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-12

                            SBC Communications Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   [X]  No fee required.
   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1)  Title of each class of securities to which transaction applies:

        -----------------------------------------------------------------------

   (2)  Aggregate number of securities to which transaction applies:

        -----------------------------------------------------------------------

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        -----------------------------------------------------------------------

   (4)  Proposed maximum aggregate value of transaction:

        -----------------------------------------------------------------------

   (5)  Total fee paid:

        -----------------------------------------------------------------------

   [ ]  Fee paid previously with preliminary materials.
   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   (1)  Amount Previously Paid:

        -----------------------------------------------------------------------

   (2)  Form, Schedule or Registration Statement No.:

        -----------------------------------------------------------------------

   (3)  Filing Party:

        -----------------------------------------------------------------------

   (4)  Date Filed:

        -----------------------------------------------------------------------

   PROXY STATEMENT

                                   [SBC LOGO]

               NOTICE OF 2002 ANNUAL MEETING AND PROXY STATEMENT

                                                      SBC COMMUNICATIONS INC.

                    NOTICE OF ANNUAL MEETING OF SHAREOWNERS

                          TO BE HELD ON APRIL 26, 2002

TO THE HOLDERS OF COMMON STOCK OF SBC COMMUNICATIONS INC.:

     The 2002 Annual Meeting of Shareowners of SBC Communications Inc. ("SBC"), a Delaware corporation, will be held at 9:00 a.m. on Friday, April 26, 2002, at the Alzafar Shrine Temple, 901 North Loop 1604 West, San Antonio, Texas. The purposes of the meeting are to:

     1.     Elect seven Directors to serve three-year terms;
     2. Ratify the appointment of Ernst & Young LLP as independent auditors of SBC for 2002;

and to act upon such other matters as may properly come before the meeting.

     Holders of SBC common stock of record at the close of business on February 28, 2002, are entitled to vote at the meeting and any adjournment of the meeting. A list of these shareowners will be available for inspection during business hours from April 12 through April 26, 2002, at 175 E. Houston, San Antonio, Texas, and will also be available at the Annual Meeting.

     By Order of the Board of Directors.

                                          /s/ JOY RICK

                                          Joy Rick
                                          Vice President and Secretary

                                          March 11, 2002

                                IMPORTANT NOTICE
     IF YOU DO NOT PLAN TO ATTEND THE ANNUAL MEETING TO VOTE YOUR SHARES, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY MAIL THE ENCLOSED PROXY CARD IN THE RETURN ENVELOPE PROVIDED. NO POSTAGE IS NECESSARY IF IT IS MAILED IN THE UNITED STATES. SHAREOWNERS OF RECORD MAY ALSO GIVE THEIR PROXY BY TELEPHONE OR THROUGH THE INTERNET IN ACCORDANCE WITH THE INSTRUCTIONS ACCOMPANYING THE PROXY CARD. ANY PERSON GIVING A PROXY HAS THE POWER TO REVOKE IT AT ANY TIME, AND SHAREOWNERS WHO ARE PRESENT AT THE MEETING MAY WITHDRAW THEIR PROXIES AND VOTE IN PERSON.

                                PROXY STATEMENT

ANNUAL MEETING OF SHAREOWNERS
--------------------------------------------------------------------------------

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of SBC Communications Inc. ("SBC") for use at the 2002 Annual Meeting of Shareowners of SBC. The meeting will be held at 9:00 a.m. on Friday, April 26, 2002, at the Alzafar Shrine Temple, 901 North Loop 1604 West, San Antonio, Texas. The purposes of the meeting are set forth in the Notice of Annual Meeting of Shareowners. This Proxy Statement and the accompanying proxy card are being mailed beginning March 11, 2002, to shareowners of record of SBC's common stock, $1.00 par value per share, at the close of business on February 28, 2002. Each share entitles the registered holder to one vote. As of January 31, 2002, there were 3,352,019,685 shares of SBC common stock outstanding.

     All shares represented by proxies will be voted by one or more of the persons designated on the enclosed proxy card in accordance with the shareowners' directions. If the proxy card is signed and returned without specific directions with respect to the matters to be acted upon, the shares will be voted in accordance with the recommendations of the Board of Directors. Any shareowner giving a proxy may revoke it at any time before such proxy is voted at the meeting by giving written notice of revocation to the Vice President and Secretary of SBC, by submitting a later-dated proxy, or by attending the meeting and voting in person. The Chairman of the Board and Chief Executive Officer will announce the closing of the polls during the Annual Meeting. Proxies must be received prior to the closing of the polls in order to be counted.

     Instead of submitting a signed proxy card, shareowners may submit their proxies by telephone or through the Internet using the control number and instructions accompanying the proxy card. Telephone and Internet proxies must be used in conjunction with, and will be subject to, the information and terms contained on the proxy card. These procedures may also be available to shareowners who hold their shares through a broker, nominee, fiduciary or other custodian.

     The proxy card, or a proxy submitted by telephone or through the Internet, will also serve as voting instructions to the plan administrator or trustee for any shares held on behalf of a participant under any of the following employee benefit plans: the SBC Savings Plan, the SBC Savings and Security Plan, the Ameritech Savings and Security Plan for

Non-Salaried Employees, the DonTech Profit Participation Plan, the Old Heritage Advertising & Publishers, Inc. Profit Sharing Plan, the SBC PAYSOP, the Pacific Telesis Group Employee Stock Ownership Plan, the Tax Reduction Act Stock Ownership Plan (the "TRASOP") sponsored by The Southern New England Telephone Company, the Cingular Wireless 401(k) Savings Plan, and the Cingular Wireless 401(k) Savings Plan for Bargained Employees. Shares in each of the foregoing employee benefit plans (except the TRASOP and the Old Heritage plan) for which voting instructions are not received, as well as shares which have not yet been allocated to participants' accounts in the SBC Savings Plan, subject to the trustees' fiduciary obligations, will be voted by the trustees in the same proportion as the shares for which voting instructions are received from other participants in each such plan. Similarly, the proxy card or a proxy submitted by telephone or through the Internet will constitute voting instructions to the plan administrator pursuant to the DirectSERVICE Investment Program offered by Equiserve Trust Company, N.A. (SBC's transfer agent) for shares held on behalf of plan participants.

     If a shareowner participates in these plans and/or maintains shareowner accounts under more than one name (including minor differences in registration, such as with or without a middle initial), the shareowner may receive more than one set of proxy materials. To ensure that all shares are voted, please sign and return every proxy card received or submit a proxy by telephone or through the Internet for each proxy card (the control numbers will differ on each card).

     A shareowner may designate a person or persons other than those persons designated on the proxy card to act as the shareowner's proxy. The shareowner may use the proxy card to give another person authority by striking out the names appearing on the enclosed proxy card, inserting the name(s) of another person(s) and delivering the signed card to such person(s). The person(s) designated by the shareowner must present the signed proxy card at the meeting in order for the shares to be voted.

     Where the shareowner is not the record holder, such as where the shares are held through a broker, nominee, fiduciary or other custodian, the shareowner must provide voting instructions to the record holder of the shares in accordance with the record holder's requirements in order to ensure the shares are properly voted.

     The cost of soliciting proxies will be borne by SBC. Officers, agents and employees of SBC and its subsidiaries and other solicitors retained by SBC may, by letter, by telephone or in person, make additional requests for the return of proxies and may receive proxies on behalf of SBC. Brokers, nominees, fiduciaries and other custodians will be requested to forward soliciting material to the beneficial owners of shares and will be reimbursed for their expenses. SBC has retained D. F. King & Company, Inc. to aid in the solicitation of proxies at a fee of $17,000, plus expenses.

     Shareowners who represent 40% of the common stock outstanding and are entitled to vote must be present or represented by proxy in order to constitute a quorum to conduct business at the meeting. A list of eligible voters will be available at the Annual Meeting.

     If you plan to attend the meeting in person, please bring the admission ticket (which is attached to the proxy card) to the Annual Meeting. If you do not have an admission ticket, you will be admitted upon presentation of identification at the door.

     SBC's executive offices are located at 175 E. Houston, San Antonio, Texas 78205.

     YOUR VOTE IS IMPORTANT. PLEASE SIGN, DATE AND RETURN YOUR PROXY CARD OR SUBMIT YOUR PROXY BY TELEPHONE OR THROUGH THE INTERNET PROMPTLY SO THAT A QUORUM MAY BE REPRESENTED AT THE MEETING.

BOARD OF DIRECTORS
--------------------------------------------------------------------------------

     The Board of Directors is responsible for the management and direction of SBC and for establishing broad corporate policies. The Board of Directors and various committees of the Board regularly meet to receive and discuss operating and financial reports presented by the Chairman of the Board and Chief Executive Officer as well as reports by experts and other advisors. The Board held nine meetings in 2001.

     Under SBC's Bylaws, the Board of Directors has the authority to determine the size of the Board, not to exceed 25 Directors, and to fill vacancies. The Board of Directors currently consists of 21 members, one of whom is an executive officer of SBC. There are no vacancies on the Board.

     SBC's Bylaws provide for a classified Board of Directors with three classes of Directors. Each class is to consist of an equal number of Directors or, where an equal number in each class is not possible, be as nearly equal as possible. The class to which each Director has been assigned is designated as Group A, Group B or Group C. The term of office of Group C Directors will expire at the 2002 Annual Meeting, Group A at the 2003 Annual Meeting, and Group B at the 2004 Annual Meeting.

     The Board of Directors has nominated the seven persons listed as nominees for Group C, all of whom are incumbent Directors, for election at the 2002 Annual Meeting to three-year terms of office expiring at the 2005 Annual Meeting.

     Biographical information about the Directors is provided on pages 7-12. Except as otherwise noted, Directors who are shown as officers or partners of other corporations, institutions or firms have held the positions indicated, or have been officers of the organizations indicated, for more than five years. During 2001, each Director attended at least 85% of all Board and Committee meetings, except for Dr. Tyson, who attended 71% of the meetings.

     Holdings of SBC common stock by SBC Directors are shown on the table on page 15.

BOARD COMMITTEES

     From time to time the Board establishes permanent standing committees and temporary special committees to assist the Board in carrying out its responsibilities. The Board has established six standing committees of Directors, the principal responsibilities of which are described below. The biographical information included later in this Proxy Statement identifies committee memberships held by each Director.

AUDIT COMMITTEE--The Committee met four times in 2001. It consists of nine non-employee Directors. The Audit Committee oversees the financial reporting process, the systems of internal accounting and financial controls, the performance and independence of the independent auditors and the internal auditors, the annual independent audit of SBC's financial statements, and related matters. The Audit Committee recommends to the Board the appointment of a firm to serve as independent auditors, subject to ratification by the shareowners at the Annual Meeting. The independent auditing firm examines the accounting records of SBC and its subsidiaries for the coming year.

CORPORATE DEVELOPMENT COMMITTEE--The Committee met one time in 2001. It consists of six non-employee Directors and one employee Director. The Corporate Development Committee reviews proposed mergers, acquisitions, dispositions, and similar transactions.

CORPORATE PUBLIC POLICY AND ENVIRONMENTAL AFFAIRS COMMITTEE--The Committee met three times in 2001. It consists of 10 non-employee Directors. The Corporate Public Policy and Environmental Affairs Committee examines corporate policy and provides guidance and perspective to SBC management on major public issues, including corporate governance, legislative and environmental matters, and SBC's compliance program.

EXECUTIVE COMMITTEE--The Committee did not meet in 2001. It consists of two non-employee Directors and one employee Director. The Executive Committee assists the Board of Directors by acting upon matters when the Board is not in session. The Committee has the full power and authority of the Board to the extent permitted by law, including the power and authority to declare a dividend or to authorize the issuance of common stock.

FINANCE/PENSION COMMITTEE--The Committee met four times in 2001. It consists of nine non-employee Directors and one employee Director. The Finance/Pension Committee makes recommendations to the Board of Directors with respect to investment policy, dividends, methods of financing the operations of SBC and its subsidiaries, and oversees the investments of SBC's employee benefit plans.

HUMAN RESOURCES COMMITTEE--The Committee met seven times in 2001. It consists of five non-employee Directors. The Human Resources Committee oversees the management of human resources activities of SBC, including officer compensation, and the design of employee benefit plans. The Committee reviews and makes recommendations to the Board with respect to compensation of Directors. The Committee also advises the Board with respect to the nomination of members to the Board of Directors to be elected at the Annual Meeting or to be appointed by the Board to fill vacancies that may occur during the period between Annual Meetings.

    In recommending Board candidates, the Committee seeks individuals of proven judgment and competence who are outstanding in their chosen fields, and it considers factors such as anticipated participation in Board activities, education, geographic location and special talents or personal attributes. Shareowners who wish to suggest qualified candidates should write to the Vice President and Secretary, SBC Communications Inc., 175 E. Houston, San Antonio, Texas 78205, stating in detail the qualifications of such persons for consideration by the Committee.

SBC DIRECTORS TO BE ELECTED AT THE 2002 ANNUAL MEETING
(GROUP C)
--------------------------------------------------------------------------------


[BARNES PHOTO]

JAMES E. BARNES, age 68, retired. Mr. Barnes was Chairman of the Board, President and Chief Executive Officer of MAPCO Inc., Tulsa, Oklahoma, from 1986 until 1998. Mr. Barnes has been a Director of SBC since November 1990. Mr. Barnes is a Director of Parker Drilling Company and Stilwell Financial Inc. He is a member of the Audit Committee and the Corporate Development Committee.


[BUSCH PHOTO]

AUGUST A. BUSCH III, age 64, is Chairman of the Board and President of Anheuser-Busch Companies, Inc., St. Louis, Missouri. Mr. Busch has been a Director of SBC since October 1983. He served as a Director of Southwestern Bell Telephone Company from 1980 to 1983. Mr. Busch is a Director of Anheuser-Busch Companies, Inc. and Emerson Electric Co.; and an Advisory Member of the Board of Directors of Grupo Modelo, S.A. de C.V. He is a member of the Corporate Development Committee, the Executive Committee and the Human Resources Committee.


[CLARK PHOTO]

WILLIAM P. CLARK, age 70, is Senior Counsel to Clark, Cali and Negranti, Attorneys at Law, Paso Robles, California. He is a retired California Supreme Court Justice and former Secretary of the United States Department of the Interior. Judge Clark has been a Director of SBC since April 1997. He served as a Director of Pacific Telesis Group from 1985 to 1997. Judge Clark is a Director of The New Ireland Fund, Inc. He is a member of the Corporate Development Committee and the Corporate Public Policy and Environmental Affairs Committee.


[MARTIN PHOTO]

LYNN M. MARTIN, age 62, is Chair of the Council for the Advancement of Women and Advisor to the firm of Deloitte & Touche LLP, Chicago, Illinois, and is a professor at the J.L. Kellogg Graduate School of Management, Northwestern University. Ms. Martin served as U.S. Secretary of Labor from 1991 to 1993, and as a member of the U.S. House of Representatives from Illinois from 1981 to 1991. Ms. Martin has been a Director of SBC since October 1999. She served as a Director of Ameritech Corporation from 1993 to 1999. She is a Director of certain Dreyfus Funds; The Procter & Gamble Company; Ryder System, Inc.; and TRW Inc. She is a member of the Corporate Public Policy and Environmental Affairs Committee and the Finance/Pension Committee.

(GROUP C--CONTINUED)
--------------------------------------------------------------------------------


[METZ PHOTO]

MARY S. METZ, age 64, is President of S. H. Cowell Foundation, San Francisco, California, and has served in this capacity since 1999. Dr. Metz was Dean of University Extension of the University of California, Berkeley, from 1991 until 1998, and is President Emerita of Mills College. Dr. Metz has been a Director of SBC since April 1997. She served as a Director of Pacific Telesis Group from 1986 to 1997. She is a Director of Longs Drug Stores Corporation; Pacific Gas and Electric Company; and UnionBanCal Corporation. She is a member of the Audit Committee and the Corporate Public Policy and Environmental Affairs Committee.


[TYSON PHOTO]

LAURA D'ANDREA TYSON, age 54, is Dean of the London Business School, London, England, and has served in this capacity since January 2002. Dr. Tyson was Dean of the Walter A. Haas School of Business at the University of California at Berkeley from July 1998 to December 2001. Dr. Tyson served as Professor of Economics and Business Administration at the University of California at Berkeley from 1997 to 1998. She served as National Economic Adviser to the President of the United States from 1995 to 1996 and as Chair of the White House Council of Economic Advisers from 1993 to 1995. Dr. Tyson has been a Director of SBC since October 1999. She served as a Director of Ameritech Corporation from 1997 to 1999. She is a Director of Eastman Kodak Company; Fox Entertainment Group, Inc.; Human Genome Sciences, Inc., and Morgan Stanley Dean Witter & Co. She is a member of the Audit Committee and the Finance/Pension Committee.


[WHITACRE PHOTO]

EDWARD E. WHITACRE, JR., age 60, is Chairman of the Board and Chief Executive Officer of SBC and has served in this capacity since January 1990. Mr. Whitacre has been a Director of SBC since October 1986. He is a Director of Anheuser-Busch Companies, Inc.; Burlington Northern Santa Fe Corporation; Emerson Electric Co.; and The May Department Stores Company. He is the Chairman of the Executive Committee and a member of the Corporate Development Committee and the Finance/Pension Committee.

SBC DIRECTORS SERVING UNTIL THE 2003 ANNUAL MEETING
(GROUP A)
--------------------------------------------------------------------------------


[AMELIO PHOTO]

GILBERT F. AMELIO, age 59, is Chairman and Chief Executive Officer of Beneventure Capital, Irvine, California, and has held this position since March 2000. He has also been Senior Partner of Sienna Ventures, Sausalito, California, since April 2001. Dr. Amelio is also Chairman and Chief Executive Officer of each of AmTech, LLC and AmTech Capital, LP, San Francisco, California, and has served as such since 1999. Dr. Amelio was Principal of Aircraft Ventures, LLC from 1997 to 1999 and Partner and Director of The Parkside Group, LLC from 1998 to 1999. Dr. Amelio was Chairman of the Board and Chief Executive Officer of Apple Computer, Inc. from 1996 to 1997. Dr. Amelio was elected a Director of SBC in February 2001 and had previously served as an Advisory Director of SBC from April 1997 to February 2001. He served as a Director of Pacific Telesis Group from 1995 to 1997. He is a member of the Corporate Public Policy and Environmental Affairs Committee and the Finance/Pension Committee.


[BARKSDALE PHOTO]

CLARENCE C. BARKSDALE, age 69, was Vice Chairman, Board of Trustees, Washington University, St. Louis, Missouri, from July 1989 until 2001, except during the period July 1999 to May 2000. He remains a member of the Board of Trustees of Washington University. Mr. Barksdale was Chairman of the Board and Chief Executive Officer of Centerre Bancorporation from 1978 to 1988 and Chairman of the Board of Centerre Bank N.A. from 1976 to 1988. Mr. Barksdale was Vice Chairman of Boatmen's Bancshares, Inc. from January through June 1989. He has been a Director of SBC since October 1983. Mr. Barksdale served as a Director of Southwestern Bell Telephone Company from 1982 to 1983. He is the Chairman of the Audit Committee and a member of the Corporate Public Policy and Environmental Affairs Committee.


[EBY PHOTO]

MARTIN K. EBY, JR., age 67, is Chairman of the Board and Chief Executive Officer of The Eby Corporation, Wichita, Kansas. Mr. Eby has been a Director of SBC since June 1992. He is a Director of Intrust Bank, N.A. and Intrust Financial Corporation. He is a member of the Audit Committee and the Finance/ Pension Committee.

(GROUP A--CONTINUED)
--------------------------------------------------------------------------------


[KNIGHT PHOTO]

CHARLES F. KNIGHT, age 66, is Chairman of the Board of Emerson Electric Co., St. Louis, Missouri. Mr. Knight was Chief Executive Officer of Emerson Electric Co. from 1973 to 2000. Mr. Knight has been a Director of SBC since October 1983. He served as a Director of Southwestern Bell Telephone Company from 1974 to 1983. Mr. Knight is a Director of Anheuser-Busch Companies, Inc.; BP p.l.c.; Emerson Electric Co.; International Business Machines Corporation; and Morgan Stanley Dean Witter & Co. He is the Chairman of the Corporate Development Committee and a member of the Executive Committee and the Finance/Pension Committee.


[REMBE PHOTO]

TONI REMBE, age 65, is a partner in the law firm of Pillsbury Winthrop LLP, San Francisco, California. Ms. Rembe was elected a Director of SBC in January 1998 and had previously served as an Advisory Director of SBC from April 1997 to January 1998. She served as a Director of Pacific Telesis Group from 1991 to 1997. She is a Director of AEGON N.V. and Potlatch Corporation. She is a member of the Corporate Development Committee and the Corporate Public Policy and Environmental Affairs Committee.


[HELU PHOTO]

CARLOS SLIM HELU, age 62, is Chairman of the Board of Carso Global Telecom, S.A. de C.V., Mexico City, Mexico, and Chairman of the Board of Telefonos de Mexico, S.A. de C.V. He has also been Chairman of the Board of America Movil, S.A. de C.V. since September 2000. He is Chairman Emeritus of Grupo Carso, S.A. de C.V., having served as Chairman of the Board of Grupo Carso from 1980 to 1998. Ing. Slim has been a Director of SBC since September 1993. He is a Director of America Movil, S.A. de C.V.; Carso Global Telecom, S.A. de C.V.; Grupo Financiero Inbursa, S.A. de C.V.; Philip Morris Companies Inc.; and Telefonos de Mexico, S.A. de C.V. He is a member of the Corporate Public Policy and Environmental Affairs Committee and the Finance/Pension Committee.


[UPTON PHOTO]

PATRICIA P. UPTON, age 63, is President and Chief Executive Officer of Aromatique, Inc., Heber Springs, Arkansas. Ms. Upton has been a Director of SBC since June 1993. She is the Chairwoman of the Corporate Public Policy and Environmental Affairs Committee.

SBC DIRECTORS SERVING UNTIL THE 2004 ANNUAL MEETING
(GROUP B)
--------------------------------------------------------------------------------


[GALLEGOS PHOTO]

HERMAN E. GALLEGOS, age 71, is an independent management consultant. Mr. Gallegos was a Director of Gallegos Institutional Investors Corporation from 1990 to 1994. He served as an alternate U.S. Public Delegate to the 49th United Nations General Assembly from 1994 to 1995. Mr. Gallegos has been a Director of SBC since April 1997. He served as a Director of Pacific Telesis Group from 1983 to 1997. He is a member of the Audit Committee and the Corporate Public Policy and Environmental Affairs Committee.


[HAY PHOTO]

JESS T. HAY, age 71, is Chairman of HCB Enterprises Inc, a private investment firm, Dallas, Texas. He is also Chairman of the Texas Foundation for Higher Education, Dallas, Texas. Mr. Hay was Chairman and Chief Executive Officer of Lomas Financial Group from 1969 until his retirement in 1994. Mr. Hay has been a Director of SBC since April 1986. He is a Director of Trinity Industries, Inc. and Viad Corp. He is a member of the Audit Committee and Chairman of the Human Resources Committee.


[HENDERSON PHOTO]

JAMES A. HENDERSON, age 67, retired. Mr. Henderson was Chairman of the Board from 1995 and Chief Executive Officer from 1994 of Cummins Inc., Columbus, Indiana, until his retirement in December 1999. Mr. Henderson has been a Director of SBC since October 1999. He served as a Director of Ameritech Corporation from 1983 to 1999. He is a Director of Championship Auto Racing Teams, Inc.; International Paper Company; Nanophase Technologies Corporation; Rohm and Haas Company; and Ryerson Tull, Inc. He is a member of the Audit Committee and the Finance/Pension Committee.


[INMAN PHOTO]

BOBBY R. INMAN, age 70, Admiral, United States Navy, Retired. Admiral Inman has been a professor since August 2001 and an adjunct professor since 1987 at the University of Texas at Austin. Admiral Inman served as Vice Admiral, United States Navy, and Director, National Security Agency, from 1977 to 1981, and as Admiral, United States Navy, and Deputy Director, Central Intelligence Agency, from 1981 to 1982. He has been a Director of SBC since March 1985. Admiral Inman is a Director of Fluor Corporation; Massey Energy Company; Science Applications International Corporation; and Temple-Inland Inc. He is the Chairman of the Finance/Pension Committee and a member of the Human Resources Committee.

(GROUP B--CONTINUED)
--------------------------------------------------------------------------------


[MCCOY PHOTO]

JOHN B. MCCOY, age 58, retired. Mr. McCoy was Chairman from November 1999 and Chief Executive Officer from October 1998 of BANK ONE CORPORATION until his retirement in December 1999. Mr. McCoy served as Chairman and Chief Executive Officer of BANC ONE CORPORATION from 1987 to 1998. Mr. McCoy has been a Director of SBC since October 1999. He served as a Director of Ameritech Corporation from 1991 to 1999. He is a Director of Cardinal Health, Inc.; Corillian Corporation; and Federal Home Loan Mortgage Corporation. He is a member of the Corporate Development Committee and the Human Resources Committee.


[RITCHEY PHOTO]

S. DONLEY RITCHEY, age 68, is Managing Partner of Alpine Partners, Danville, California. Mr. Ritchey was Chairman of the Board and Chief Executive Officer of Lucky Stores, Inc. from 1981 to 1986. Mr. Ritchey has been a Director of SBC since April 1997. He served as a Director of Pacific Telesis Group from 1984 to 1997. He is a Director of The McClatchy Company. He is a member of the Finance/Pension Committee and the Human Resources Committee.


[ROCHE PHOTO]

JOYCE M. ROCHE, age 54, is President and Chief Executive Officer of Girls Incorporated, New York, New York, and has held this position since September 2000. Ms. Roche was an independent marketing consultant from 1998 to 2000. Ms. Roche was President and Chief Operating Officer of Carson, Inc. from 1996 to 1998, and Executive Vice President of Global Marketing of Carson, Inc. from 1995 to 1996. Ms. Roche has been a Director of SBC since October 1998. She served as a Director of Southern New England Telecommunications Corporation from 1997 to 1998. She is a Director of Anheuser-Busch Companies, Inc. and Tupperware Corporation. She is a member of the Audit Committee and the Corporate Public Policy and Environmental Affairs Committee.

COMPENSATION OF DIRECTORS

     Directors who are also employees of SBC or its subsidiaries receive no separate compensation for serving as Directors or as members of Board committees. Directors who are not employees of SBC or its subsidiaries receive a $60,000 annual retainer, $2,000 for each Board meeting attended and $1,200 for each committee meeting attended. Excluding employee Directors, the chairman of each committee receives an additional annual retainer of $5,000.

     Directors may elect to take their retainer in the form of SBC common stock or cash. Directors may also elect to defer the receipt of their fees and all or part of their retainers into either Stock Units or into a Cash Deferral Account. Each Stock Unit is equivalent to a share of common stock and earns dividend equivalents in the form of additional Stock Units. Stock Units are converted to common stock and paid out as elected by the Director in up to 15 installments after the Director ceases service with the Board. In addition to any deferrals into Stock Units, on the date of each Annual Meeting of Shareowners each continuing Director also receives an award of Stock Units equal in value to one and one-half times the annual retainer. In addition, on the day of each Annual Meeting each continuing non-employee Director who joined the Board after November 21, 1997, receives a grant of Stock Units equal to $13,000, limited to 10 annual grants. Deferrals into the Cash Deferral Account earn interest during the calendar year at a rate equal to the Moody's Corporate Bond Yield Averages-Monthly Average Corporates for September of the preceding year ("Moody's"). Annually, Directors may elect to convert their Cash Deferral Accounts into Stock Units at the fair market value of SBC stock at the time of the conversion.

     SBC provides each non-employee Director with travel accident insurance while the Director is on SBC business, along with $100,000 of group life insurance. The total premiums during 2001 for these policies were $990 for travel accident insurance and $9,408 for group life insurance. Directors also receive certain telecommunications services and equipment from subsidiaries of SBC and are reimbursed for such services and equipment provided by other companies. The value of telecommunications services and equipment received, or for which reimbursement was provided, together with amounts necessary to offset the Directors' applicable tax liabilities resulting from such services and benefits, computed at maximum marginal rates, including tax surcharges, averaged $9,293 per non-employee Director in 2001. Employee Directors receive similar services and equipment in connection with their service as officers of SBC.

     Non-employee Directors who joined the Board prior to 1997 may receive pension payments for life following their retirement from the Board. Eligible non-employee Directors who serve for at least five years will receive, in quarterly installments, annual amounts equal to 10% of the annual retainer in effect at the time of termination of Board service, multiplied by the number of years of service, not to exceed 10 years. If the Director dies prior to the expiration of 10 years from his or her date of retirement, his or her beneficiary will be entitled to receive the payments for the remainder of the 10-year period. If an eligible non-employee Director dies while still serving on the Board, a pre-retirement death benefit will be paid as though the individual had retired on the date of death. (Of the Directors eligible to receive a pension, only three continue to accrue service credits.)

     Directors who formerly served on the Board of Pacific Telesis Group ("PTG") (which was acquired by SBC on April 1, 1997) do not receive pension benefits from SBC. As part of their service with PTG, these Directors previously received PTG Deferred Stock Units, each unit now representing the cash value of a share of SBC common stock. The PTG Deferred Stock Units were issued in exchange for the waiver by the Directors of certain retirement benefits. PTG Deferred Stock Units earn dividend equivalents and are paid out in the form of cash after the retirement of the Director. The units will vest pro rata each year until the Director has completed seven years of service. For purposes of vesting and payout of the PTG Deferred Stock Units and the period during which certain options originally granted by PTG (which were converted into options to acquire SBC common stock) may be exercised, service on the SBC Board of Directors will be deemed to constitute service on the PTG Board. In addition, PTG Directors were allowed to elect during 1997 to have their prior deferrals of PTG retainers and fees continued until they leave the SBC Board. These deferrals earn a rate of interest equal to Moody's plus 4% for deferrals from 1985 through 1992; Moody's plus 2% for deferrals from 1993 through 1995; and for deferrals after 1995, the 10-year Treasury Note average for the month of September for the prior year plus 2%.

     One member of the immediate family of Mr. Gallegos was employed by certain subsidiaries of SBC in 2001 and was paid a total of approximately $62,300. Amounts paid to this employee were comparable to compensation paid to other employees performing similar job functions.

     In 2001, SBC and/or its subsidiaries obtained legal services from the law firm of Pillsbury Winthrop LLP, of which Ms. Rembe is a partner, on terms which SBC believes were as favorable as would have been obtained from unaffiliated parties.

COMMON STOCK OWNERSHIP
OF DIRECTORS AND OFFICERS
--------------------------------------------------------------------------------

     The following table sets forth the beneficial ownership of SBC common stock as of December 31, 2001, held by each Director, nominee and officer named in the Compensation Table on page 24. As of that date, each Director and officer listed below, and all Directors and executive officers as a group, owned less than one percent of the outstanding SBC common stock. Except as noted below, the persons listed in the table have sole voting and investment power with respect to the securities indicated.
--------------------------------------------------------------------------------

                                 TOTAL SBC
                                BENEFICIAL
                                 OWNERSHIP
           NAME OF              (INCLUDING
       BENEFICIAL OWNER         OPTIONS)(1)
------------------------------  -----------
Gilbert F. Amelio                    5,394
Clarence C. Barksdale               10,977
James E. Barnes                      6,602
August A. Busch III(2)              46,354
William P. Clark                    16,097
Martin K. Eby, Jr.                  26,856
Herman E. Gallegos                  11,795
Jess T. Hay                         12,002
James A. Henderson                  23,476
Bobby R. Inman                       4,820
Charles F. Knight                   14,978
Lynn M. Martin                      22,351
John B. McCoy                       31,584
Mary S. Metz                        15,645
Toni Rembe(3)                       35,137

                                 TOTAL SBC
                                BENEFICIAL
                                 OWNERSHIP
           NAME OF              (INCLUDING
       BENEFICIAL OWNER         OPTIONS)(1)
------------------------------  -----------
S. Donley Ritchey                   16,503
Joyce M. Roche                       2,041
Carlos Slim Helu                     2,002
Laura D'Andrea Tyson                11,648
Patricia P. Upton                    9,076
Edward E. Whitacre, Jr.          3,765,327
Stanley T. Sigman                  295,856
James D. Ellis                     635,720
Edward A. Mueller                  570,581
Rayford Wilkins, Jr.               265,557

All executive officers and
  Directors as a group
  (consisting of 33 persons,
  including those named
  above):                        8,578,669

--------------------------------------------------------------------------------

(1) This table includes presently exercisable stock options and stock options which will become exercisable within 60 days of the date of this table. The following Directors and officers hold the number of options set forth following their respective names: Dr. Amelio--2,924; Judge Clark--11,696; Mr. Gallegos--11,696; Dr. Metz--11,696; Ms. Rembe--11,696; Mr.
    Ritchey--8,772; Mr. Whitacre--3,228,648; Mr. Sigman--269,779; Mr.
    Ellis--612,508; Mr. Mueller--565,624; Mr. Wilkins--242,925; and all
    executive officers and Directors as a group--7,538,750.

    This table also includes shares held in an employee benefit plan for the following persons, who have sole voting power but no investment power with respect to the number of shares set forth following their respective names:
    Mr. Whitacre--1,154; Mr. Sigman--219; Mr. Ellis--1,210; Mr. Mueller--302; and Mr. Wilkins--606. In addition, of the shares shown in the above table, the following persons share voting and investment power with other persons with respect to the number of shares set forth following their respective names: Dr. Amelio--2,450; Mr. Barnes--6,601; Mr. Busch--6,600; Judge Clark--2,826; Mr. Hay--2,000; Ms. Rembe--2,145; Mr. Ritchey--7,729; Dr.
    Tyson--11,648; Ms. Upton--715; Mr. Whitacre--31,668; Mr. Sigman--400; Mr.
    Ellis--14,132; and Mr. Wilkins--12,913.

(2) Mr. Busch disclaims beneficial ownership of 3,300 shares held in a trust for a sister.

(3) Ms. Rembe disclaims beneficial ownership of 2,145 shares held in a trust for her spouse.

VOTING
--------------------------------------------------------------------------------

     Each share of SBC common stock represented at the Annual Meeting is entitled to one vote on each matter properly brought before the meeting. Directors are elected by a plurality of the votes cast. All other matters will be determined by a majority of the votes cast. Shares represented by proxies marked to withhold authority to vote with respect to the election of one or more nominees as Directors, by proxies marked "abstain" on other proposals, and by proxies marked to deny discretionary authority on other matters will not be counted in determining the vote obtained on such matters. If no directions are given and the signed card is returned, the person or persons designated on the proxy card will vote the shares for the election of the Board of Directors' nominees and in accordance with the recommendations of the Board of Directors on the other subjects listed on the proxy card, and at their discretion on any other matter that may properly come before the meeting.

     Under the rules of the New York Stock Exchange, on certain routine matters, brokers may, at their discretion, vote shares they hold in "street name" on behalf of beneficial owners who have not returned voting instructions to the brokers. Routine matters include the election of directors and the ratification of the appointment of the independent auditors. In instances where brokers are prohibited from exercising discretionary authority (so-called "broker non-votes"), the shares they hold are not included in the vote totals and, therefore, have no effect on the vote. Brokers will not be prohibited from exercising discretionary authority on the matters to be voted upon at the 2002 Annual Meeting.

MATTERS TO BE VOTED UPON

ITEM 1 ON PROXY CARD--ELECTION OF DIRECTORS
-----------------------------------------------

The following Group C Directors have been nominated by the Board of Directors on the recommendation of the Human Resources Committee for election to three-year terms of office that will expire at the 2005 Annual Meeting:

James E. Barnes                Mary S. Metz
August A. Busch III            Laura D'Andrea Tyson
William P. Clark               Edward E. Whitacre, Jr.
Lynn M. Martin

     Shares represented by the accompanying form of proxy will be voted for the election of the nominees unless other instructions are shown on the proxy card or provided through the telephone or Internet proxy. If one or more of the nominees should at the time of the meeting be unavailable or unable to serve as a Director, the shares represented by the proxies will be voted to elect the remaining nominees and any substitute nominee or nominees designated by the Board. The Board knows of no reason why any of the nominees would be unavailable or unable to serve.

                YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR"
                   ITS NOMINEES LISTED AS GROUP C DIRECTORS.

ITEM 2 ON PROXY CARD--RATIFICATION OF APPOINTMENT OF
----------------------------------------------------------
                         INDEPENDENT AUDITORS
                           -------------------------------------------------

     Subject to shareowner ratification, the Board of Directors, upon recommendation of the Audit Committee, has appointed the firm of Ernst & Young LLP to serve as independent auditors of SBC for the fiscal year ending December 31, 2002. This firm has audited the accounts of SBC since 1983. If shareowners do not ratify this appointment, the Board will consider other independent auditors. One or more members of Ernst & Young LLP are expected to be present at the Annual Meeting, will be able to make a statement if they so desire, and will be available to respond to appropriate questions.

          YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS.

FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

REPORT OF THE AUDIT COMMITTEE
ON THE FINANCIAL STATEMENTS

     The Audit Committee oversees the financial reporting process, the systems of internal accounting and financial controls, the performance and independence of the independent auditors and the internal auditors, the annual audit of SBC's financial statements, and related matters. The Board of Directors has adopted a written charter for the Audit Committee. The Audit Committee is composed entirely of independent Directors in accordance with the applicable independence standards of the New York Stock Exchange.

     The Audit Committee: (1) reviewed and discussed with management SBC's audited financial statements for the year ended December 31, 2001; (2) discussed with the independent auditors the matters required by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended by Statement on Auditing Standards No. 90, Audit Committee Communications; (3) received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees; (4) considered whether the provision of non-audit services is compatible with maintaining the auditors' independence; and (5) discussed with the auditors the auditors' independence.

     Based on the review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements for the year ended December 31, 2001, be included in SBC's Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

                              The Audit Committee:

         Clarence C. Barksdale, Chairman            James A. Henderson
         James E. Barnes                            Mary S. Metz
         Martin K. Eby, Jr.                         Joyce M. Roche
         Herman E. Gallegos                         Laura D'Andrea Tyson
         Jess T. Hay

AUDIT AND CONSULTING FEES PAID TO PRINCIPAL AUDITOR

     Ernst & Young LLP acts as the principal auditor for SBC and provides certain other services. For the year 2001, Ernst & Young LLP charged the following:

     AUDIT FEES-- Fees incurred in the audit of SBC's annual financial statements and the quarterly reviews of SBC's interim reports were $3.0 million.

     FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES-- $0.

     ALL OTHER FEES-- Fees of $18.7 million related to matters not described above, including:

     - Other audit and audit-related services of $12.3 million, including audits required by regulatory bodies and consultation on accounting standards and proposed transactions

     -   Income tax services and advice of $3.8 million

     -   Other fees of $2.6 million.

COMPENSATION COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION
--------------------------------------------------------------------------------

     The Human Resources Committee, composed entirely of independent, outside Directors, is responsible for establishing and administering SBC's policies involving the compensation of executive officers. No employee of SBC serves on this committee. During the 2001 fiscal year, the members of the Human Resources Committee were (and are currently): Jess T. Hay (Chairman), August A. Busch III, Admiral Bobby R. Inman, John B. McCoy and S. Donley Ritchey. Mr. Busch is Chairman of the Board and President of Anheuser-Busch Companies, Inc., where Mr. Whitacre also serves as a member of the Board of Directors. In addition, Mr. Whitacre serves as a Director and is on the Compensation and Human Resources Committee of Emerson Electric Co., where Charles F. Knight, an SBC Director, is Chairman of the Board.

EXECUTIVE COMPENSATION
--------------------------------------------------------------------------------

REPORT OF THE HUMAN RESOURCES COMMITTEE
ON EXECUTIVE COMPENSATION

     Responsibilities of the Human Resources Committee (the "Committee") of the Board of Directors include establishing policies governing the compensation of officers of SBC and certain key executives of its subsidiaries. The Committee is composed of five non-employee Directors.

     The Committee's principal objective in establishing compensation policies is to develop and administer a comprehensive program designed to attract and retain outstanding managers who will enhance the profitability of SBC and create value for our shareowners. The policies are designed to attract and retain high-quality executives, to encourage them to make career commitments to SBC and to accomplish SBC's short and long term objectives. To achieve these results, the Committee, in consultation with a nationally recognized compensation and benefits consulting firm, has developed a compensation program that combines annual base salaries with annual and long term incentives principally tied to the performance of SBC and SBC's common stock. The principles used by the Committee in developing the program include the following:

- To align the financial interests of SBC's executives with those of SBC and its shareowners, a significant portion of executive compensation should be "at risk" and tied to the achievement of certain short and long term performance objectives of SBC.

- Ownership of SBC's common stock by executives should be encouraged through SBC's compensation program.

- Sustained superior performance by individual officers that enhances the profitability of SBC should be recognized and appropriately rewarded. As measured by the Committee, such performance may include increasing revenues, reducing expenses, efficiently deploying capital, developing management, and improving service and product quality, while always complying with the high ethical standards established by SBC for the conduct of its officers and employees.

     The Committee is responsible for approving the compensation of officers of SBC, including the Named Officers (defined on page 24), and certain officers of subsidiaries. The following is a summary of the policies underlying compensation reported for 2001.

ANNUAL BASE SALARY--The Committee has established a policy that annual base salaries for officers will be market-based. The Committee determined in 2001 that salaries should relate reasonably to salaries for similar positions in the 50th to 75th percentile of companies similar in size and complexity. In making this comparison, the Committee used a group of companies in the telecommunications business, as well as a group of successful companies in diverse businesses (each a "Comparator Group"). In each case, the Comparator Group was developed in consultation with the Committee's outside compensation consultant.

INCENTIVES--To create incentives for superior efforts on behalf of SBC and to allow employees to share in the very success for which they are responsible, the Committee has determined that a significant portion of each officer's total compensation shall be dependent upon the annual and long term performance of SBC.

     ANNUAL INCENTIVES. During 2001, officers and other key executives of SBC and certain subsidiaries received annual incentives under either the Short Term Incentive Plan or the 1996 Stock and Incentive Plan. The latter plan allows certain compensation paid to Named Officers to be deductible under
     Section 162(m) of the Internal Revenue Code (discussed below). Under each plan, the Committee awards an annual bonus contingent upon the yearly performance of the SBC business to which the officer is assigned.

          Under each plan, a target award for each officer and the specific performance objectives applicable to the officer are established at the beginning of the year. If performance objectives are achieved and the target awards paid, the resulting awards typically would place the total of the respective officer's annual salary and short term award between the 50th and 75th percentile of the Comparator Groups. If less than the financial objectives are achieved, the target awards may be forfeited or, at a minimum, reduced in increasing proportions. In each case, the payment of any part of the award is at the discretion of the Committee. The 2001 financial targets for the Chief Executive Officer and certain other executive officers were based on the net income of SBC; targets for other executive officers were based on earnings before interest, taxes, depreciation and amortization of a division or business or earnings on international investments. The Committee reviewed the performance objectives and corresponding results for 2001 and determined that as a result of general economic conditions, the internal targets set at the beginning of the year by the Committee for the executive officers, including all of the Named Officers, had not been attained (except for one non-Named Officer). The Committee notes, however, that notwithstanding the unfavorable economic and regulatory environment, SBC nonetheless achieved commendable financial results in 2001. In recognition of this performance, the Committee paid discretionary awards with respect to the year 2001 to most participants in the 1996 Stock and Incentive Plan, including all of the Named Officers. These discretionary awards were significantly below the targets for the respective participants.

     LONG TERM INCENTIVES. Since its inception, SBC has provided stock-based long term incentives to officers and other key executives of SBC and certain subsidiaries in the form of performance shares and stock options.

          Performance shares are designed to tie the executive's financial interests to those of our shareowners through the establishment of long term performance awards and the payment of awards in common stock and/or in cash based upon the price of common stock. Performance shares are granted under the 1996 Stock and Incentive Plan or its successor, the 2001 Incentive Plan, which was approved by shareowners last year. Performance shares are designed to provide rewards for the achievement of SBC's financial goals. The financial objectives are designed to encourage employees to focus on exceeding a specified level of return. Each officer, including each of the Named Officers, is granted a specific number of performance shares, each equivalent in value to a share of common stock. At the end of the performance period, a percentage of the performance shares, not to exceed 100% of the performance shares granted (up to 200% for awards granted in 2001 and later), is paid out (i.e., converted into common stock and/or cash), based on the annual achievement of SBC's financial goals averaged over a three-year period. (Occasionally one- or two-year periods are used.) The Committee used value-added goals (after-tax cash operating profit less depreciation and less capital charge) in 1998, and began using net income goals in 1999. (If SBC fails to achieve certain minimum financial targets, no award may be paid). The Committee also recognizes the importance of stock options as a means to further tie the executive's financial interests directly to those of our shareowners. During 2001, the Committee granted stock options to managers at all levels, including all of the Named Officers. The target value of the regular long term grants (combined value of the target performance shares and stock options) made in 2001 was designed to relate reasonably to the value of all long term type awards made to the 50th to 75th percentile of employees holding similar positions with companies in the relevant Comparator Groups. The Chief Executive Officer was targeted to the 75th percentile of the Comparator Groups. As a result of a reduction in the workforce, SBC was calling on its managers to exert additional efforts towards SBC's success. To send a positive message to SBC's managers, the Committee decided to make an additional grant of options in November generally similar in size to the January grant. Because of the option grant made to Mr. Whitacre in conjunction with his employment agreement (described under "Contracts with Management," page 29), Mr. Whitacre did not participate in this additional grant.

          In 2001, SBC's officers received the payout of their performance share awards for the 1998-2000 and, if applicable, 1999-2000 performance periods. The Committee determined that during these performance cycles, SBC exceeded the performance goals set by the Committee. In accordance with a predetermined formula, 100% of the target performance shares granted to the officers were distributed.

          SBC also provides several alternatives for its managers to invest a portion of their salaries and annual incentive awards in SBC common stock, thereby giving these managers an even greater stake in the performance of SBC. One such opportunity is the Stock Savings Plan, under which a middle level or above manager may receive stock options based upon the number of shares purchased by the manager under the program through payroll deductions.

COMPENSATION FOR THE CHIEF EXECUTIVE OFFICER--The foregoing principles and policies were applied by the Committee in determining the compensation for the Chairman of the Board and Chief Executive Officer, Mr. Whitacre, for the last fiscal year. The Committee targeted Mr. Whitacre's 2001 annual salary and target bonus to the 75th percentile paid by companies in the Comparator Groups. Mr. Whitacre's total cash compensation in 2001 reflects the Committee's view of Mr. Whitacre as one of the leading Chief Executive Officers in the United States. Again in 2001, he and his skilled employee team produced solid financial results under extraordinarily challenging economic and regulatory conditions. As a result of Mr. Whitacre's leadership, SBC ended 2001 with the strongest balance sheet, cash flows and credit ratings in the telecommunications industry. Mr. Whitacre, along with other Named Officers, received stock options and performance shares, as described above under "Long Term Incentives."

LIMIT ON DEDUCTIBILITY OF CERTAIN COMPENSATION--Federal income tax law prohibits publicly held companies, such as SBC, from deducting certain compensation paid to a Named Officer that exceeds one million dollars during the tax year. To the extent that compensation is based upon the attainment of performance goals set by the Committee pursuant to plans approved by the shareowners, the compensation is not included in the computation of the limit. Although the Committee intends, to the extent feasible and where it believes it is in the best interests of SBC and its shareowners, to attempt to qualify executive compensation as tax deductible, it does not intend to permit this arbitrary tax provision to distort the Committee's development and execution of effective compensation plans. Thus, the Committee will continue to exercise discretion in those instances where the mechanistic approaches necessary under tax law considerations could compromise the interests of shareholders.

                         The Human Resources Committee:

              Jess T. Hay, Chairman                 John B. McCoy
              August A. Busch III                   S. Donley Ritchey
              Admiral Bobby R. Inman

SUMMARY             The table below contains information concerning annual and
COMPENSATION TABLE  long term compensation provided to the Chairman of the Board and Chief Executive Officer and the other most highly
                    compensated executive officers of SBC (the "Named
                    Officers").

--------------------------------------------------------------------------------------------------------

                                                                           ANNUAL COMPENSATION
                                                                  --------------------------------------

                                                                                            OTHER ANNUAL
               NAME AND PRINCIPAL POSITION                 YEAR     SALARY       BONUS      COMPENSATION
--------------------------------------------------------------------------------------------------------
EDWARD E. WHITACRE, JR.                                    2001   $2,066,667   $3,800,000     $527,924
 Chairman of the Board and                                 2000   $1,886,667   $4,500,000     $566,388
 Chief Executive Officer                                   1999   $1,429,167   $6,000,000     $601,334
STANLEY T. SIGMAN                                          2001   $  842,833   $  718,959     $184,572
 Group President and                                       2000   $  595,333   $  500,000     $159,414
 Chief Operating Officer                                   1999   $  380,750   $  550,000     $134,850
JAMES D. ELLIS                                             2001   $  722,000   $  560,000     $150,719
 Senior Executive Vice President                           2000   $  691,167   $  475,000     $162,007
 and General Counsel                                       1999   $  519,292   $  625,000     $160,646
EDWARD A. MUELLER                                          2001   $  687,000   $  595,000     $111,881
 President and CEO                                         2000   $  574,500   $  575,000     $ 90,614
 (Ameritech Corporation)                                   1999   $  416,792   $  395,000     $100,048
RAYFORD WILKINS, JR.                                       2001   $  687,000   $  595,000     $ 42,255
 President and CEO                                         2000   $  503,733   $  350,000     $ 31,924
 (Pacific Bell and Nevada Bell)                            1999   $  312,850   $  245,275     $ 30,815
--------------------------------------------------------------------------------------------------------

---------------------------------------------------------  -------------------------------------------------------
                                                                  LONG TERM COMPENSATION
                                                           -------------------------------------
                                                                    AWARDS             PAYOUTS
                                                           ------------------------   ----------
                                                                         NUMBER OF
                                                           RESTRICTED    SECURITIES
                                                              STOCK      UNDERLYING      LTIP         ALL OTHER
               NAME AND PRINCIPAL POSITION                 AWARD(S)(1)    OPTIONS      PAYOUTS     COMPENSATION(2)
---------------------------------------------------------  -------------------------------------------------------
EDWARD E. WHITACRE, JR.                                        $0        3,605,814    $4,202,277     $10,615,883
 Chairman of the Board and                                     $0          795,488    $3,723,352     $ 5,356,594
 Chief Executive Officer                                       $0          412,983    $3,547,529     $ 5,296,586
STANLEY T. SIGMAN                                              $0          368,771    $  343,475     $ 1,091,319
 Group President and                                           $0           71,914    $  194,759     $   554,977
 Chief Operating Officer                                       $0           16,749    $  221,459     $   544,088
JAMES D. ELLIS                                                 $0          289,683    $  375,244     $ 2,412,368
 Senior Executive Vice President                               $0          144,851    $  476,775     $ 1,224,355
 and General Counsel                                           $0           76,742    $  542,263     $ 1,202,466
EDWARD A. MUELLER                                              $0          226,783    $  343,475     $   512,540
 President and CEO                                             $0          101,804    $  402,904     $   269,727
 (Ameritech Corporation)                                       $0           47,278    $  458,276     $   261,568
RAYFORD WILKINS, JR.                                           $0          229,083    $  145,327     $   457,849
 President and CEO                                             $0           71,914    $  161,129     $   237,669
 (Pacific Bell and Nevada Bell)                                $0           16,749    $  183,332     $   227,912
--------------------------------------------------------------------------------------------------------

(1) SBC issued restricted stock and phantom stock units to certain Named Officers in 1997. Messrs. Whitacre's and Ellis' unvested awards will vest on June 3, 2002, and Messrs. Mueller's and Sigman's unvested awards will vest on June 6, 2002. The number of restricted shares and units and their values (dollars in thousands) as of December 31, 2001, are as follows: Mr. Whitacre has 66,666 restricted shares valued at $2,611 and 33,334 phantom stock units valued at $1,306; Messrs. Sigman and Mueller each have 16,666 restricted shares valued at $653; and Mr. Ellis has 33,333 restricted shares valued at $1,306. Dividends or dividend equivalents are paid on all SBC restricted stock and SBC phantom stock units.
(2) All Other Compensation for 2001 reflects the following Special Performance and Retention Awards (dollars in thousands): Mr. Whitacre--$10,500, Mr. Sigman--$1,050, Mr. Ellis--$2,375, Mr. Mueller--$482, and Mr. Wilkins--$425.
    These awards are for achievements from 1996 through 1999. All Other Compensation also includes benefits imputed to the Named Officers with respect to premiums on SBC-owned life insurance, as determined in accordance with IRS guidelines. For Messrs. Whitacre, Sigman, Ellis, and Wilkins these amounts were (dollars not in thousands) $20,883, $3,239, $4,718, and $1,809, respectively. All other amounts reported under this heading represent employer matching contributions made to employee benefit plans.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION/SAR VALUES
--------------------------------------------------------------------------------

     The purpose of the following table is to report exercises of stock options and stock appreciation rights ("SARs") by the Named Officers during 2001 and the value of their unexercised stock options and SARs as of December 31, 2001. SBC has not issued any SARs to the Named Officers.

                                                       NUMBER OF SECURITIES
                                                      UNDERLYING UNEXERCISED      VALUE OF UNEXERCISED IN-THE-
                             SHARES                      OPTIONS AT FISCAL           MONEY OPTIONS AT FISCAL
                            ACQUIRED                         YEAR END                      YEAR END(1)
                               ON        VALUE      ---------------------------   -----------------------------
NAME                        EXERCISE    REALIZED    EXERCISABLE   UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
---------------------------------------------------------------------------------------------------------------
Edward E. Whitacre, Jr.     170,000    $3,835,625    2,904,622      3,938,833     $22,073,573       $100,000
Stanley T. Sigman                 0    $        0      215,409        435,888     $ 1,032,397       $      0
James D. Ellis                    0    $        0      559,649        357,611     $ 4,258,828       $      0
Edward A. Mueller                 0    $        0      495,976        304,555     $ 5,191,433       $      0
Rayford Wilkins, Jr.              0    $        0      184,073        276,398     $ 1,729,756       $      0

(1) "Value of Unexercised In-the-Money Options" figures are based on the year end, December 31, 2001, SBC common stock price of $39.17.

LONG TERM INCENTIVE PLANS--AWARDS IN LAST FISCAL YEAR
--------------------------------------------------------------------------------

     The table below reports performance shares granted to the Named Officers during the last fiscal year, applicable to the performance periods indicated.

                                                          PERFORMANCE      ESTIMATED FUTURE PAYOUTS
                                            NUMBER OF       OR OTHER            UNDER NON-STOCK
                                          SHARES, UNITS   PERIOD UNTIL         PRICE-BASED PLANS
                                            OR OTHER       MATURATION    -----------------------------
NAME                                        RIGHTS(1)      OR PAYOUT     THRESHOLD   TARGET    MAXIMUM
------------------------------------------------------------------------------------------------------
Edward E. Whitacre, Jr.                      142,000       2001-2003         0       142,000   284,000
Stanley T. Sigman                             23,692       2001-2003         0        23,692    47,384
                                              11,436       2002-2003         0        11,436    22,872
James D. Ellis                                23,692       2001-2003         0        23,692    47,384
Edward A. Mueller                             23,692       2001-2003         0        23,692    47,384
Rayford Wilkins, Jr.                          23,692       2001-2003         0        23,692    47,384

(1) Each performance share is equivalent in value to one share of SBC common stock. At the end of a performance cycle, a percentage of the performance shares is converted into cash and/or SBC common stock, based upon the achievement of certain objectives. The performance objectives are set on a yearly basis, and the extent to which a performance objective is met or exceeded is expressed as a percentage. The annual percentages are then averaged over the term of each performance period to determine the percentage of performance shares that may be converted and paid out. The maximum number of performance shares that may be converted at the end of a performance cycle may not exceed 200% of the target number of performance shares.

OPTION GRANTS IN LAST FISCAL YEAR
--------------------------------------------------------------------------------

     The table below contains the estimated present value of stock options granted in 2001, as of their issue date. Option grants B and C were issued under a stock purchase plan where middle level and above managers received options based on the number of SBC shares they purchased.

                                                   PERCENT OF
                                     NUMBER OF    TOTAL OPTIONS                             GRANT
                                     SECURITIES    GRANTED TO     EXERCISE                  DATE
                                     UNDERLYING   EMPLOYEES IN     OR BASE                 PRESENT
                                      OPTIONS        FISCAL         PRICE     EXPIRATION    VALUE
           NAME              GRANT    GRANTED        YEAR(1)      ($/SHARE)      DATE      ($000S)
--------------------------------------------------------------------------------------------------
Edward E. Whitacre, Jr.        A(2)    900,000        1.18%        $46.69     01/26/2011   $15,885
                               B        13,173        0.02%        $50.55     02/01/2011   $   265
                               C       192,641        0.25%        $42.05     06/01/2011   $ 3,100
                               E(3)  2,500,000        3.28%        $39.13     11/16/2011   $24,425
Stanley T. Sigman              A(2)    112,500        0.15%        $46.69     01/26/2011   $ 1,986
                               B         3,975        0.01%        $50.55     02/01/2011   $    80
                               C        23,130        0.03%        $42.05     06/01/2011   $   372
                               D(2)    170,833        0.22%        $39.89     11/19/2011   $ 2,380
                               F(2)     58,333        0.08%        $41.90     04/27/2011   $   908
James D. Ellis                 A(2)    112,500        0.15%        $46.69     01/26/2011   $ 1,986
                               B         4,542        0.01%        $50.55     02/01/2011   $    91
                               C        22,641        0.03%        $42.05     06/01/2011   $   364
                               D(2)    150,000        0.20%        $39,89     11/19/2011   $ 2,090
Edward A. Mueller              A(2)    112,500        0.15%        $46.69     01/26/2011   $ 1,986
                               B         1,265        0.00%        $50.55     02/01/2011   $    25
                               C           518        0.00%        $42.05     06/01/2011   $     8
                               D(2)    112,500        0.15%        $39.89     11/19/2011   $ 1,567
Rayford Wilkins, Jr.           A(2)    112,500        0.15%        $46.69     01/26/2011   $ 1,986
                               B         2,358        0.00%        $50.55     02/01/2011   $    47
                               C         1,725        0.00%        $42.05     06/01/2011   $    28
                               D(2)    112,500        0.15%        $39.89     11/19/2011   $ 1,567

--------------------------------------------------------------------------------

(1) Percentages are based on 76,224,511 options granted to employees in 2001 (including non-management employees).

(2) One-third of these options vest on each anniversary of the grant. These options also vest at retirement. As of December 31, 2001, none of these options had vested.

(3) Three-fifths of these options vest on the third anniversary of the grant. The remaining two-fifths of these options vest on the fifth anniversary of the grant. As of December 31, 2001, none of these options had vested.

     The option values in the table represent the estimated present value of the options as of their issue date. These values were determined by a nationally recognized compensation and benefits consulting firm in accordance with a modified Black-Scholes option valuation model. The significant assumptions incorporated in the Black-Scholes model in estimating the value of the options include the following:

- Options were issued with an exercise price equal to the fair market value of stock on the date of issuance. The term of each option is 10 years (unless otherwise shortened or forfeited due to termination of employment).

- The model assumed an interest rate of 5.16% in calculating the value of the options in grant A, 5.10% for grant B, 5.28% for grant C, 4.65% for grant D,
   4.65 % for grant E, and 5.14% for grant F. These interest rates represent the interest rates on U.S. Treasury securities on the date of grant with a maturity date corresponding to that of the option term. Volatility was calculated using daily stock prices for the three-year period prior to the grant date, resulting in volatility of 38.65% for grant A, 38.75% for grant B, 39.44% for grant C, and 38.89% for grants D and E, and 39.80% for grant F. The model reflected an annual dividend yield of 2.18% for grant A, 2.01% for grant B, 2.44% for grant C, 2.57% for grant D, 2.62% for grant E, and 2.44% for grant F.

- The present value of grant E was reduced 28.60% to reflect the probability of forfeiture due to termination prior to vesting. To reflect the probability of a shortened option term due to termination of employment prior to the option expiration date, present values of the grants were reduced as follows: 12.83% for grant A, 10.32% for grant B, 10.08% for grant C, 12.83% for grant D, 8.69% for grant E, and 12.47% for grant F.

     The ultimate value of the options will depend on the future market price of SBC's common stock, which cannot be forecast with reasonable accuracy. The actual value, if any, that an optionee will realize upon exercise of an option will depend on the excess of the market value of SBC's common stock over the exercise price on the date the option is exercised.

PENSION PLANS

     SBC has a noncontributory pension plan for employees known as the SBC Pension Benefit Plan. Beginning June 1, 1997, management participants, including executive officers, are entitled to receive the greater of two pension benefits, the Cash Balance Benefit or the CAM Benefit, each of which is subject to Internal Revenue Code limitations on pay used to calculate pensions. A participant's Cash Balance Benefit is equal to the balance in the participant's cash balance account, which is made up of (a) an opening account balance as of June 1, 1997, which reflects the lump sum present value of the participant's approximate age 65 accrued benefit under the old plan design, (b) subsequent monthly basic benefit credits equal to 5% of the participant's compensation (generally, base pay, commissions, and group incentive awards but not individual awards), and (c) monthly interest credits on the participant's cash balance account. The interest rate is equal to the published average annual yield for the 30-year Treasury Bond, reset quarterly as of the middle of the preceding quarter. In addition, over the period June 30, 1997, through May 31, 2002, the participant's account receives a monthly pro rata share of the participant's transition benefit, which is based on an estimate of what the participant's account balance would have been if the cash balance design had been applied throughout the participant's employment with SBC, plus additional credits for those participants whose age plus service exceeded 25 on May 1, 1997. The CAM Benefit is equal to the sum of 1.6% of a participant's average compensation (generally, base pay, commissions, and other nondiscretionary bonuses such as group incentive awards) for the five years ended December 31, 1999 (or any prior five year averaging period if it would result in a higher benefit), multiplied by the number of years of service through the end of the participant's averaging period, plus 1.6% of the participant's pension compensation subsequent to the averaging period.

     Pension amounts are not subject to reduction for Social Security benefits or any other offset amounts. The Internal Revenue Code places certain limitations on pensions that may be paid under Federal income tax qualified plans. Benefits that are so limited are restored for officers and certain senior managers from the general funds of SBC either under the Supplemental Retirement Income Plan (see paragraph below) or another SBC nonqualified plan. If they continue in their current positions at their current levels of compensation and retire at the mandatory retirement age of 65, the total estimated annual pension amounts from the Pension Benefit Plan and the estimated credited years of service at retirement under the Plan for Messrs. Whitacre, Sigman, Ellis, Mueller, and Wilkins would be $122,392 (44 years), $160,751 (47 years), $97,203 (36 years), $137,242 (43 years), and $147,539 (42 years), respectively.

     The Supplemental Retirement Income Plan (which is not funded by, nor is it a part of, the Pension Benefit Plan) establishes a target annual retirement benefit for all officers and certain senior managers, stated as a percentage of their annual salaries and annual incentive bonuses averaged over a specified averaging period described below ("Average Annual Compensation"). The percentage is increased by .71% for each year of actual service in excess of, or decreased by 1.43% (.715% for mid-career hires) for each year of actual service below, 30 years of service for executive officers and certain other officers and 35 years of service for certain other senior managers. Average Annual Compensation is determined by averaging salaries and actual annual incentive bonus (or such other portion of the target annual bonus amount as the Human Resources Committee may determine) earned during the 36-consecutive-month period out of the last 120 months preceding retirement that generates the highest average earnings. The target percentages of Average Annual Compensation are: Chairman of the Board and Chief Executive Officer, 75%; executive officers, 60% to 70%; other officers, 55% to 60%; and certain other senior managers, 50%. This plan pays the difference, if any, between the target amount and what would be payable under the Pension Benefit Plan if the benefits under the Pension Benefit Plan were paid in the form of an immediate annuity for life. In the event the participant retires before reaching his or her 60th birthday, a discount of .5% for each month remaining until the participant's 60th birthday is applied reducing the amount payable under this plan, except for officers who have 30 years or more of service at the time of retirement. If they continue in their current positions at their current levels of salary and most recent bonuses, and if they retire at the mandatory retirement age of 65, the estimated annual amounts that will be paid in accordance with the Supplemental Retirement Income Plan for Messrs. Whitacre, Sigman, Ellis, Mueller, and Wilkins would be $5,022,438, $1,084,067, $891,125, $767,170 and $747,622, respectively.

CONTRACTS WITH MANAGEMENT

     On November 21, 1997, the Board of Directors approved revised Change of Control Severance Agreements (the "Agreements") for each of the Named Officers in the "Summary Compensation Table" as well as certain other officers. The purpose of the Agreements is to reinforce and encourage the officers to maintain objectivity and a high level of attention to their duties without distraction from the possibility of a change in control of SBC. These Agreements provide that in the event of a change in control of SBC, as that term is defined in the Agreements and summarized below, each officer is entitled to certain benefits (the "Severance Benefits") upon the subsequent termination or constructive termination of his or her employment, unless such termination is due to death or disability, or the termination is by SBC for cause (as defined in the Agreements); or is by the officer for other than good reason (as defined in the Agreements).

     The Severance Benefits include the payment of the officer's full base salary through the date of termination plus all other amounts to which the officer is entitled under any compensation plan of SBC in effect immediately prior to the change in control. Also, each officer is entitled to a lump sum payment equal to three (in the case of Messrs. Whitacre and Ellis) or two (in the case of Messrs. Sigman, Mueller, and Wilkins) times the sum of (a) the officer's annual base salary in effect immediately prior to termination, (b) the most recently paid amount under the Short Term Incentive Plan or as a Key Executive Officer Short Term Award under the 1996 Stock and Incentive Plan, and (c) the cash value of the target award of performance shares granted under the 2001 Incentive Plan applicable to each officer for the most current performance cycle. Additionally, each officer will be provided with life and health benefits, including supplemental medical, vision and dental benefits, for three years from the date of termination, if the officer is not otherwise entitled to the same.

     In the event any payment or benefit received or to be received by an officer in connection with a change in control or the termination of his or her employment, whether pursuant to his or her Agreement and/or under a benefit plan (the "Total Payments"), is determined to be an excess parachute payment as defined in the Internal Revenue Code and thus subject to the 20% Federal excise tax, SBC will pay the officer an amount equal to the excise tax and all Federal and applicable state taxes resulting from the payment of the excise tax or from payment of such Federal and state taxes.

     Under the Agreements, in general, change in control is deemed to occur if:
(a) anyone (other than an employee benefit plan of SBC) acquires more than 20% of SBC's common stock, (b) within a two-year period, the Directors at the beginning of such period (together with any new Directors elected or nominated for election by a two-thirds majority of Directors then in office who were Directors at the beginning of such period or whose election or nomination for election was previously so approved) cease to constitute a majority of the Board, or (c) SBC's shareowners either approve a merger or consolidation that results in someone other than the shareowners immediately prior thereto holding more than 35% of the voting power of the surviving entity or approve the complete liquidation of SBC or the disposition of substantially all of SBC's assets.

     SBC has entered into an employment agreement with William M. Daley to act as President of SBC, beginning December 1, 2001. Under the agreement, he will receive an annual salary of not less than $600,000, a bonus of $60,000 for 2001, and a bonus of not less than $600,000 for 2002. Thereafter, a target annual bonus will be set annually, and the target will not be less than his annual salary; however, the bonus will be reduced or eliminated if performance objectives set by the Human Resources Committee are not met. He also received a one-time signing bonus of $1,100,000 to recognize the loss of benefits from his prior employer. Each year, he will receive long term Performance Shares and stock options that in the aggregate have a value of not less than 350% of Mr. Daley's base salary. He received 7,009 Performance Shares for the 2002 performance cycle and 14,018 Performance Shares for the 2002-2003 performance cycle. In each case, the payout of the Performance Shares is subject to the attainment of performance objectives set by the Human Resources Committee. The payouts are reduced or eliminated if the objectives are not met, and, for the 2002-

2003 Performance Shares, may be increased by up to 200% if the objectives are exceeded. Pursuant to the agreement, Mr. Daley was granted options on December 1, 2001, to acquire 90,000 shares of SBC stock at $37.38 per share, which expire in 2011. Mr. Daley will be permitted to participate in the Supplemental Retirement Income Plan ("SRIP") (described under "Pension Plans") with a target percentage of 60%. In computing Mr. Daley's SRIP payments, his "Average Annual Compensation" shall not be less than $1,200,000. The employment agreement terminates when he reaches age 65. If SBC terminates Mr. Daley's employment before expiration of the agreement without cause, he will receive a payment equal to his base salary and the greater of his target bonus or his bonus for the prior year (which shall not be less than $600,000).

     SBC entered into an employment agreement with Mr. Whitacre to act as Chairman of the Board and Chief Executive Officer for a five-year term ending November 15, 2006. The agreement may be terminated by either party at the end of the third year of the contract. During the term of the contract, his base salary, the target for his bonus, and long term (Performance Shares) target award shall not be less than that in effect for calendar year 2001. The bonus and long term award are not guaranteed, but are subject to attainment of performance objectives. Pursuant to the agreement, SBC granted Mr. Whitacre options that expire in 2011 to acquire 2,500,000 shares of SBC at $39.13 per share. Three-fifths of the options vest on the third anniversary of the agreement and the remaining options vest on the fifth anniversary; the options also vest if his employment is terminated without cause. SBC will provide Mr. Whitacre with limited access to SBC's aircraft, office facilities and support staff, automobile benefits, and health care for the rest of his life. If the company terminates his employment without cause before the end of the term or if he is unable to perform his duties because of disability or accident, he shall be entitled to continue to receive his salary and other benefits through the end of the term.

     Upon retirement, provided that he has completed three years of the employment term, Mr. Whitacre has agreed to provide consulting services and advice to SBC for three years after his termination of employment in exchange for an annual fee equal to 50% of his annual salary at retirement. In the event Mr. Whitacre receives a change in control payment under the Change of Control Severance Agreements (described above), his employment term shall immediately expire, and the consulting term shall be extended by the remaining portion of the employment term.

     In connection with the retirement of Donald E. Kiernan, former Senior Executive Vice President and Chief Financial Officer, in July 2001, the Human Resources Committee vested 93,055 options with an expiration date of July 31, 2006, and a weighted average exercise price of $44.00. In accordance with the terms of a restricted stock grant, he was vested in 33,333 shares of SBC common stock. SBC also provided certain incidental benefits at a cost of $12,500. Mr. Kiernan has agreed to provide consulting services to SBC and its subsidiaries from August 1, 2001, to March 31, 2002, for $1,000,000. Because he left in midyear his SRIP payments will be based on his target bonus, but his SRIP payments will be reduced to reflect only the period of time he actually worked. In connection with the retirement of Charles E. Foster, former Group President, in June 2001, the Human Resources Committee vested 83,555 options with an expiration date of June 29, 2006, and a weighted average exercise price of $41.20. In accordance with the terms of a restricted stock grant, Mr. Foster was vested in 33,333 shares of SBC common stock.

     One member of the immediate family of James W. Callaway, Group President, as well as two members of the immediate family of each of Mr. Whitacre, Mr. Mueller, and Randall L. Stephenson, Senior Executive Vice President and Chief Financial Officer, were employed by subsidiaries of SBC and were paid a total of approximately $466,000 in 2001. Amounts paid to these employees include salary, bonus, option exercises, and relocation costs, and are comparable to compensation paid to other employees performing similar job functions.

STOCK PERFORMANCE GRAPH
--------------------------------------------------------------------------------

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
                          SBC, S&P 500 AND PEER GROUP

                                    [GRAPH]

                                             SBC   PEER GROUP   S&P
                                             ---   ----------   ---
12/31/96                                     100      100       100

12/31/97                                     146      145       133

12/31/98                                     218      220       171

12/31/99                                     202      229       208

12/31/00                                     203      198       189

12/31/01                                     171      191       166

     Assumes $100 invested on December 31, 1996, in SBC common stock, Standard & Poor's 500 Index ("S&P 500") and a Peer Group of other large U.S. telecommunications companies (BellSouth Corporation and Verizon, Inc.). The index of telecommunications companies ("Peer Group") is weighted according to the market capitalization of its component companies at the beginning of each period. Total return equals stock price appreciation plus reinvestment of dividends on a quarterly basis.

OTHER BUSINESS
--------------------------------------------------------------------------------

     SBC has been informed that a shareholder intends to submit a proposal that would require SBC's subsidiaries use the bell symbol as part of their logos. Because the proposal was not submitted in compliance with Rule 14a-8 of the Securities and Exchange Commission, the proposal has not been included in this proxy statement or on the proxy card. The SBC proxies listed on the proxy cards intend to use the discretionary authority granted under the proxy cards to vote against any such proposal.

     A COPY OF SBC'S ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K FOR THE YEAR 2001 MAY BE OBTAINED WITHOUT CHARGE UPON WRITTEN REQUEST TO THE DIRECTOR-EXTERNAL REPORTING, 175 E. HOUSTON, 9TH FLOOR, SAN ANTONIO, TEXAS 78205.

SHAREOWNER PROPOSALS

     Proposals of shareowners intended for presentation at the 2003 Annual Meeting must be received by SBC for inclusion in its Proxy Statement and form of proxy relating to that meeting by November 11, 2002. Such proposals should be sent in writing by certified mail to the Vice President and Secretary of SBC at 175 E. Houston, San Antonio, Texas 78205.

     Shareowners whose proposals are not included in the Proxy Statement but who still intend to submit a proposal at an Annual Meeting and shareowners who intend to submit nominations for Directors at an Annual Meeting are required to notify the Vice President and Secretary of SBC of their proposal or nominations and to provide certain other information not less than 120 days, nor more than 150 days, before the meeting, in accordance with SBC's Bylaws.

     By Order of the Board of Directors.

                                          /s/ JOY RICK

                                          Joy Rick
                                          Vice President and Secretary

                                          March 11, 2002

    (RECYCLE LOGO)

    Printed entirely on recycled paper
    meeting or exceeding the Environmental
    Protection Agency minimum requirements
    for recycled paper stock.

[SBC LOGO]                                    PROXY CARD/VOTING INSTRUCTION CARD

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING ON APRIL 26, 2002.

The undersigned hereby appoints Edward E. Whitacre, Jr. and Randall L. Stephenson, and each of them, proxies, with full power of substitution, to vote all common shares of the undersigned in SBC Communications Inc. at the Annual Meeting of Shareowners to be held on April 26, 2002, and at any adjournment thereof, upon all subjects that may properly come before the meeting, including the matters described in the proxy statement furnished herewith, in accordance with the directions indicated on the reverse side of this card or provided through the telephone or Internet proxy procedures, and at the discretion of the proxies on any other matters that may properly come before the meeting. IF SPECIFIC VOTING DIRECTIONS ARE NOT GIVEN WITH RESPECT TO THE MATTERS TO BE ACTED UPON AND THE SIGNED CARD IS RETURNED, THE PROXIES WILL VOTE SUCH SHARES IN ACCORDANCE WITH THE DIRECTORS' RECOMMENDATIONS ON THE MATTERS LISTED ON THE REVERSE SIDE OF THIS CARD AND AT THE DISCRETION OF THE PROXIES ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.

The Board of Directors recommends a vote FOR each of the two Director proposals (Items 1 and 2) listed on the reverse side of this card (each of which is described in the proxy statement).

The nominees for the Board of Directors are:

   01 - James E. Barnes        04 - Lynn M. Martin    06 - Laura D'Andrea Tyson
   02 - August A. Busch III    05 - Mary S. Metz      07 - Edward E. Whitacre, Jr.
   03 - William P. Clark

PLEASE SIGN ON THE REVERSE SIDE OF THIS CARD AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE OR, IF YOU CHOOSE, YOU CAN SUBMIT YOUR PROXY THROUGH THE INTERNET OR BY TELEPHONE.

This proxy card, when signed and returned, or your telephone or Internet proxy, will also constitute voting instructions to the plan administrator or trustee for any shares held on your behalf under any of the following employee benefit plans: the SBC Savings Plan, the SBC Savings and Security Plan, the Ameritech Savings and Security Plan for Non-Salaried Employees, the DonTech Profit Participation Plan, the Old Heritage Advertising & Publishers, Inc. Profit Sharing Plan, the SBC PAYSOP, the Pacific Telesis Group Employee Stock Ownership Plan, the Tax Reduction Act Stock Ownership Plan (the "TRASOP") sponsored by The Southern New England Telephone Company. the Cingular Wireless 401(k) Savings Plan and the Cingular Wireless 401(k) Savings Plan for Bargained Employees. Shares in each of the foregoing employee benefit plans (except the TRASOP and the Old Heritage plan) for which voting instructions are not received, as well as shares which have not yet been allocated to participants' accounts in the SBC Savings Plan, subject to the trustees' fiduciary obligations, will be voted by the trustees in the same proportion as the shares for which voting instructions are received from other participants in each such plan. Similarly the proxy card or telephone or Internet proxy will constitute voting instructions to the plan administrator for any shares held on your behalf pursuant to the DirectSERVICE Investment Program (dividend reinvestment plan).

             (PLEASE MARK YOUR PROXY AND SIGN ON THE REVERSE SIDE.)

--------------------------------------------------------------------------------

                              FOLD AND DETACH HERE

                                ADMISSION TICKET

[map]                                                              [map]


The Alzafar Shrine Temple is located in San Antonio on the west-bound frontage road of North Loop 1604 between the Stone Oak Parkway and Blanco Road exits.

                             SBC COMMUNICATIONS INC.
                          Annual Meeting of Shareowners
                             Friday, April 26, 2002
                              Alzafar Shrine Temple
                            901 North Loop 1604 West
                            San Antonio, Texas 78216
                             Doors open at 8:00 a.m.
                           Meeting begins at 9:00 a.m.

[X] Please mark your votes as in this example.

SBC COMMUNICATIONS INC.     THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

YOUR DIRECTORS RECOMMEND A VOTE FOR ITEMS 1 AND 2.

                                             For All  Withhold All  Exception*
1. Election of Directors. (see reverse)        [ ]       [ ]           [ ]
* For all, except withhold vote from the
  following nominee(s):
                       --------------------

                                              For      Against       Abstain
2. Appointment of Independent Auditors.       [ ]        [ ]           [ ]

Discontinue mailing Annual Report for this account because I already receive multiple copies at this address.

Comments:
Daytime Phone Number:
                      ------------------------------------------------

---------------------------------     ----------------------------     --------
Signature                             Signature (joint owner)          Date

Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

--------------------------------------------------------------------------------

                              FOLD AND DETACH HERE

[SBC logo]

                             YOUR VOTE IS IMPORTANT!

You can submit your proxy by mail, by telephone, or through the Internet (see instructions below).

IF YOU SUBMIT YOUR PROXY BY TELEPHONE OR THROUGH THE INTERNET, THERE IS NO NEED FOR YOU TO MAIL BACK YOUR PROXY CARD.

--------------------------------------------------------------------------------

BY MAIL                        BY TELEPHONE                            THROUGH THE INTERNET

                                                                       www.eproxyvote.com/sbc
Mark, sign                     Call Toll Free 1-877-779-8683           Access the above website
and date your                  on any touch-tone telephone to          to authorize the voting of your
proxy card                     authorize the voting of your            shares as if you marked and
and return it in               shares as if you marked and             returned your proxy card. You
the enclosed                   returned your proxy card. You           may access the site 24 hours a
envelope.                      may call 24 hours a day, 7 days         day, 7 days a week. You will be
                               a week. You will be prompted to         prompted to enter the CONTROL
                               enter the CONTROL NUMBER IN             NUMBER IN THE BOX ABOVE; then
                               THE BOX ABOVE; then just follow         just follow the simple instructions.
                               the simple instructions.



                              THANK YOU FOR VOTING!

(Broker Card)

PROXY CARD

[SBC logo]

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING ON APRIL 26, 2002.

The undersigned hereby appoints Edward E. Whitacre, Jr. and Randall L. Stephenson, and each of them, proxies, with full power of substitution, to vote all common shares of the undersigned in SBC Communications Inc. at the Annual Meeting of Shareowners to be held on April 26, 2002, and at any adjournment thereof, upon all subjects that may properly come before the meeting, including the matters described in the proxy statement furnished herewith, in accordance with the directions indicated on the reverse side of this card or provided through the telephone or Internet proxy procedures, and at the discretion of the proxies on any other matters that may properly come before the meeting. IF SPECIFIC VOTING DIRECTIONS ARE NOT GIVEN WITH RESPECT TO THE MATTERS TO BE ACTED UPON AND THE SIGNED CARD IS RETURNED, THE PROXIES WILL VOTE SUCH SHARES IN ACCORDANCE WITH THE DIRECTORS' RECOMMENDATIONS ON THE MATTERS LISTED ON THE REVERSE SIDE OF THIS CARD AND AT THE DISCRETION OF THE PROXIES ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.

The Board of Directors recommends a vote FOR each of the two Director proposals (Items 1 and 2) listed on the reverse side of this card (each of which is described in the proxy statement).

The nominees for the Board of Directors are:

         01 - James E. Barnes               04 - Lynn M. Martin        06 - Laura D'Andrea Tyson
         02 - August A. Busch III           05 - Mary S. Metz          07 - Edward E. Whitacre, Jr.
         03 - William P. Clark

PLEASE SIGN ON THE REVERSE SIDE OF THIS CARD AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE OR, IF YOU CHOOSE, YOU CAN SUBMIT YOUR PROXY THROUGH THE INTERNET OR BY TELEPHONE.

--------------------------------------------------------------------------------

[X] PLEASE MARK YOUR VOTE AS IN THIS EXAMPLE.

SBC COMMUNICATIONS INC.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

YOUR DIRECTORS RECOMMEND A VOTE FOR ITEMS 1 AND 2.

1. Election of Directors. (SEE REVERSE)        For All [ ]   Withhold All [ ]

For all, except withhold vote from the following nominee(s):
                                                            --------------------

2. Appointment of Independent Auditors.        For [ ]  Against  [ ] Abstain [ ]


Signature                                      Date